EXHIBIT 99.1

Steelcase Reports First Quarter Results

Results Include Modest Organic Revenue Growth and Improved Operating Results

GRAND RAPIDS, Mich., June 21, 2010 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported a first quarter net loss of $(11.1) million, or $(0.08) per share, including an $(11.4) million charge resulting from the recently enacted healthcare reform legislation specifically related to the Medicare Part D Subsidy. Steelcase reported break-even net income in the first quarter of the prior year.

First quarter revenue of $541.8 million, in comparison to prior year, was negatively impacted by $(14) million from the deconsolidation of dealers completed in the last twelve months and positively impacted by approximately $6 million of favorable currency translation effects.   Adjusted for these impacts, the company experienced organic revenue growth of one percent over the prior year.

"After six straight quarters of year-over-year revenue declines during this current industry downturn, we are pleased with the organic revenue growth in the first quarter," said James P. Hackett, president and CEO. "Even though the growth was modest, our operating results improved significantly as a result of our cost reduction efforts over the past two years."

The current quarter operating loss of $(1.4) million represents an improvement of $3.8 million over the prior year operating loss of $(5.2) million which included $16.8 million of income associated with an increase in cash surrender value of variable life company-owned life insurance policies (variable life COLI income).  Current quarter results include $(2.5) million of restructuring costs compared to  $(2.8) million of restructuring costs in the prior year.   Adjusted for these items, first quarter adjusted operating income of $1.1 million improved $20.3 million compared to the prior year adjusted operating loss of $(19.2) million.

"The $20 million year-over-year improvement in adjusted operating income is a reflection of our commitment to reduce our cost structure in response to current volume levels," said David C. Sylvester, vice president and CFO. "As the recovery begins to take shape, we remain committed to cost containment efforts in order to allow for maximum leverage from volume growth."

Cost of sales improved to 69.9 percent of sales in the quarter from 70.9 percent in the prior year, primarily due to benefits from restructuring activities and other cost reduction efforts and lower commodity costs, and despite lower variable life COLI income in the current quarter.

Operating expenses in the first quarter, which included the reinstatement of salaries to fiscal 2009 levels, were $161.9 million compared with $161.0 million in the prior year.  Benefits from prior restructuring activities and other cost reduction efforts and the effect of dealer deconsolidations offset lower variable life COLI income and the reinstatement of salaries.

The income tax expense recorded in the quarter included an $11.4 million charge resulting from the recently enacted healthcare reform legislation specifically related to the Medicare Part D Subsidy.

Other income, net increased $4.5 million over the prior year to $1.8 million, driven largely by $4.0 million of variable life COLI income, which is now recorded as a non-operating item given the designation of these assets as an additional source of corporate liquidity.

Cash, short-term investments and the cash surrender value of variable life company-owned life insurance totaled $243.8 million and total debt was $298.7 million at end of the first quarter.

Outlook

All reporting segments experienced year-over-year order growth during the first quarter.  The company expects second quarter fiscal 2011 revenue to be in the range of $560 to $585 million. This estimate includes an assumption of approximately $(14) million from unfavorable currency translation effects. The company reported revenue of $578.1 million in the second quarter of fiscal 2010, which included $13 million of revenue from dealers which have since been deconsolidated. Adjusting for these impacts, the company projects organic revenue growth in the range of 2 to 6 percent over the prior year.

Steelcase expects to report net income of $0.01 to $0.05 per share for the second quarter of fiscal 2011, including approximately $(4) million of pre-tax restructuring costs. This compares to break-even earnings per share in the second quarter of fiscal 2010, which included $(17.4) million of pre-tax restructuring costs and significant variable life COLI income.

"We stayed focused on our long-term strategy during the industry downturn," said James P. Hackett, president and CEO. "Now, with positive momentum from the first quarter and the expected organic growth in the second quarter, we continue to believe we could achieve modest organic revenue growth in fiscal 2011 over last year."

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 28, 2010	May 29, 2009	% Change

Revenue
North America (1)	$ 292.7	$ 293.9	(0.4%)
International (2)	141.6	152.1	(6.9%)
Other (3)	107.5	99.6	7.9%
Consolidated revenue	$ 541.8	$ 545.6	(0.7%)

Operating income (loss)
North America	$ 10.4	$ 12.7
International	(9.8)	(6.3)
Other	4.2	(6.9)
Corporate (4)	(6.2)	(4.7)
Consolidated operating income (loss)	$ (1.4)	$ (5.2)

Operating income (loss) percent	(0.3%)	(1.0%)

Business Segment Footnotes

  The North America segment serves customers in the U.S. and Canada mainly through independent dealers. The North America segment includes a portfolio of integrated architecture, furniture and technology solutions marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Turnstone, Details and Nurture by Steelcase brands.
  The International segment serves customers outside of the U.S. and Canada primarily under the Steelcase brand, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes the Coalesse Group, PolyVision and IDEO. The Coalesse Group consists of the Coalesse and Designtex brands. Coalesse is a premium furnishings brand that serves the markets of executive office, conference, lounge, teaming environments and residential live/work solutions.
  Corporate expenses include unallocated portions of executive and shared services functions such as information technology, human resources, finance, legal, research and development and corporate facilities.

Year over year organic revenue growth (decline)
Q1 2011 vs. Q1 2010
	Steelcase Inc.	North America	International	Other category
Q1 2010 revenue, reported	$ 545.6	$ 293.9	$ 152.1	$ 99.6
Dealer deconsolidations	(14.0)	(14.0)	--	--
Currency translation effect*	6.0	6.0	--	--
Adjusted Q1 2010 revenue	537.6	285.9	152.1	99.6
Q1 2011 revenue, reported	541.8	292.7	141.6	107.5
Organic growth (decline) $	$ 4.2	$ 6.8	$ (10.5)	$ 7.9
Organic growth (decline) %	1%	2%	(7%)	8%
* Currency translation effect is the effect of translating prior quarter foreign currency revenues using the average exchange rate during the current quarter.

Projected organic revenue growth
Steelcase Inc.
	Year over year
	Q2 2010 vs. Q2 2011
Prior quarter revenue, reported	$ 578
Dealer deconsolidations	(13)
Currency translation effect*	(14)
Adjusted prior quarter revenue	551
Q2 2011 revenue, projected	$ 560 - 585
Organic growth $	9 - 34
Organic growth %	2% - 6%
* Currency translation effect is the effect of translating prior quarter foreign currency revenues using the exchange rate at the end of the most recent quarter.
Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 28, 2010		May 29, 2009

Revenue	$ 541.8	100.0%	$ 545.6	100.0%
Cost of sales	378.8	69.9	387.0	70.9
Restructuring costs	1.5	0.3	3.1	0.6
Gross profit	161.5	29.8	155.5	28.5
Operating expenses	161.9	29.9	161.0	29.6
Restructuring costs	1.0	0.2	(0.3)	(0.1)
Operating income (loss)	$ (1.4)	(0.3%)	$ (5.2)	(1.0%)
Add: restructuring costs	2.5	0.5	2.8	0.5
Less: variable life COLI income*	--	--	16.8	3.0
Adjusted operating income (loss)	$ 1.1	0.2%	$ (19.2)	(3.5%)
* Variable life COLI income represents the net returns in cash surrender value, normal insurance expenses and any death benefit gains related to our investments in variable life company-owned life insurance policies.

North America
	(Unaudited)
	Three Months Ended
	May 28, 2010		May 29, 2009

Revenue	$ 292.7	100.0%	$ 293.9	100.0%
Cost of sales	208.1	71.1	207.5	70.6
Restructuring costs	1.4	0.5	2.6	0.9
Gross profit	83.2	28.4	83.8	28.5
Operating expenses	72.8	24.8	72.2	24.6
Restructuring costs	--	--	(1.1)	(0.4)
Operating income	$ 10.4	3.6%	$ 12.7	4.3%
Add: restructuring costs	1.4	0.5	1.5	0.5
Less: variable life COLI income*	--	--	16.7	5.7
Adjusted operating income (loss)	$ 11.8	4.1%	$ (2.5)	(0.9%)
* Variable life COLI income represents the net returns in cash surrender value, normal insurance expenses and any death benefit gains related to our investments in variable life company-owned life insurance policies.

International
	(Unaudited)
	Three Months Ended
	May 28, 2010		May 29, 2009

Revenue	$ 141.6	100.0%	$ 152.1	100.0%
Cost of sales	102.8	72.6	108.1	71.1
Restructuring costs	0.0	0.0	0.2	0.1
Gross profit	38.8	27.4	43.8	28.8
Operating expenses	48.2	34.0	49.9	32.8
Restructuring costs	0.4	0.3	0.2	0.1
Operating income (loss)	$ (9.8)	(6.9%)	$ (6.3)	(4.1%)
Add: restructuring costs	0.4	0.3	0.4	0.2
Less: variable life COLI income*	--	--	--	--
Adjusted operating income (loss)	$ (9.4)	(6.6%)	$ (5.9)	(3.9%)
* Variable life COLI income represents the net returns in cash surrender value, normal insurance expenses and any death benefit gains related to our investments in variable life company-owned life insurance policies.

Other
	(Unaudited)
	Three Months Ended
	May 28, 2010		May 29, 2009

Revenue	$ 107.5	100.0%	$ 99.6	100.0%
Cost of sales	67.9	63.2	71.4	71.7
Restructuring costs	0.1	0.1	0.3	0.3
Gross profit	39.5	36.7	27.9	28.0
Operating expenses	34.7	32.3	34.2	34.3
Restructuring costs	0.6	0.5	0.6	0.6
Operating income (loss)	$ 4.2	3.9%	$ (6.9)	(6.9%)
Add: restructuring costs	0.7	0.6	0.9	0.9
Less: variable life COLI income*	--	--	--	--
Adjusted operating income (loss)	$ 4.9	4.5%	$ (6.0)	(6.0%)
* Variable life COLI income represents the net returns in cash surrender value, normal insurance expenses and any death benefit gains related to our investments in variable life company-owned life insurance policies.

Corporate	(Unaudited)
	Three Months Ended
	May 28, 2010		May 29, 2009

Operating expenses	$ (6.2)		$ (4.7)
Operating income (loss)	$ (6.2)		$ (4.7)

Add: restructuring costs	--		--
Less: variable life COLI income*	--		0.1
Adjusted operating income (loss)	$ (6.2)		$ (4.6)
* Variable life COLI income represents the net returns in cash surrender value, normal insurance expenses and any death benefit gains related to our investments in variable life company-owned life insurance policies.

Webcast

Steelcase will discuss first quarter fiscal year 2011 results and business outlook on a conference call and webcast at 10:00 a.m. EDT tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after the press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue over the prior year excluding currency translation effects and the impact of dealer deconsolidations; and (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring items and income associated with changes in the cash surrender value of variable life company-owned life insurance policies (variable life COLI income). These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

Steelcase Inc. helps create great experiences - wherever work happens.  Our brands offer a comprehensive portfolio of workplace furnishings, products and services, inspired by nearly 100 years of insight gained serving the world's leading organizations. We are globally accessible through a network of channels, including over 650 dealers. We design for social, economic and environmental sustainability.  Steelcase is a global, publicly traded company leading our industry with fiscal 2010 revenue of $2.3 billion.

The Steelcase Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7606

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 28, 2010	May 29, 2009

Revenue	$ 541.8	$ 545.6
Cost of sales	378.8	387.0
Restructuring costs	1.5	3.1
Gross profit	161.5	155.5
Operating expenses	161.9	161.0
Restructuring costs	1.0	(0.3)
Operating income (loss)	(1.4)	(5.2)
Interest expense	(4.5)	(4.4)
Other income (expense), net	6.3	1.7
Income (loss) before income taxes	0.4	(7.9)
Income tax expense (benefit)	11.5	(7.9)
Net income (loss)	$ (11.1)	$ (0.0)

Basic and diluted per share data:
Basic earnings per share	$ (0.08)	$ (0.00)
Diluted earnings per share	$ (0.08)	$ (0.00)
Dividends declared and paid per common share	$ 0.04	$ 0.08
Weighted average shares outstanding - basic	132.9	133.3
Weighted average shares outstanding - diluted	132.9	133.3

CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
ASSETS	May 28, 2010	February 26, 2010
Current assets:
Cash and cash equivalents	$ 74.4	$ 111.1
Short-term investments	65.2	68.2
Accounts receivable, net	258.9	242.5
Inventories	103.6	98.4
Other current assets	121.1	123.4
Total current assets	623.2	643.6

Property and equipment, net	399.7	415.7
Company-owned life insurance	214.6	209.6
Deferred income taxes	119.1	136.4
Goodwill and other intangible assets, net	199.4	208.8
Other assets	71.4	63.1
Total assets	$ 1,627.4	$ 1,677.2

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 164.0	$ 159.2
Short-term borrowings and current portion of long-term debt	6.0	7.4
Accrued expenses:
Employee compensation	94.6	99.1
Employee benefit plan obligations	16.1	16.7
Other	154.7	151.3
Total current liabilities	435.4	433.7

Long-term liabilities:
Long-term debt less current maturities	292.7	293.4
Employee benefit plan obligations	186.3	189.5
Other long-term liabilities	44.2	63.0
Total long-term liabilities	523.2	545.9
Total liabilities	958.6	979.6

Shareholders' equity:
Common stock	57.5	57.0
Additional paid-in capital	11.9	8.2
Accumulated other comprehensive loss	(34.4)	(17.9)
Retained earnings	633.8	650.3
Total shareholders' equity	668.8	697.6
Total liabilities and shareholders' equity	$ 1,627.4	$ 1,677.2

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 28, 2010	May 29, 2009

OPERATING ACTIVITIES
Net income	$ (11.1)	$ --
Depreciation and amortization	16.5	18.5
Changes in cash surrender value of company-owned life insurance	(5.0)	(18.1)
Changes in accounts receivable, net, inventories and accounts payable	(38.2)	14.2
Changes in other operating assets and liabilities	(1.6)	(81.5)
Other, net	20.3	2.5
Net cash used in operating activities	(19.1)	(64.4)

INVESTING ACTIVITIES
Capital expenditures	(9.1)	(9.4)
Changes in investments, net	(0.5)	4.1
Proceeds from the disposal of fixed assets	0.1	4.4
Other, net	(0.3)	4.4
Net cash (used in) provided by investing activities	(9.8)	3.5

FINANCING ACTIVITIES
Repayments of long-term debt	(0.9)	(0.3)
Dividends paid	(5.4)	(10.7)
Common stock repurchases	--	(4.3)
Other, net	(0.4)	(0.1)
Net cash used in financing activities	(6.7)	(15.4)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	2.5

Net decrease in cash and cash equivalents	(36.7)	(73.8)
Cash and cash equivalents, beginning of period	111.1	117.6
Cash and cash equivalents, end of period	$ 74.4	$ 43.8

CONTACT:  Steelcase Inc.
          Investor Contact:
          Raj Mehan, Investor Relations
            (616) 698-4734
          Media Contact:
          Jeanine Holquist, Public Relations
            (616) 698-3765